Arena Pharmaceuticals, Inc.
Amended and Restated Severance Benefit Plan
Eligibility Notice
To: Amit D. Munshi

Date: June 11, 2021
Arena Pharmaceuticals, Inc. (the “Company”) adopted the Arena Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan effective on June 11, 2021 (the “Plan”). Capitalized terms used in this Eligibility Notice have the meanings set forth in the Plan. The Company is providing you with this Eligibility Notice to reflect your continued eligibility to participate in the Plan.
The terms and conditions of your participation in the Plan are as set forth in the Plan and this Eligibility Notice, which together constitute the Summary Plan Description for the Plan. By executing this Eligibility Notice you hereby acknowledge and agree that, except for any applicable equity compensation plans, as of the Effective Date, the terms of the Plan and this Eligibility Notice supersede and replace any rights to benefits that you may have had under any employment agreement, Termination Protection Agreement, severance benefit plan, policy or practice previously maintained by the Company, including but not limited to the Prior Plan, if applicable. To reflect your acceptance of the terms of the Plan and this Eligibility Notice, please return to the Company’s head of Human Resources within six (6) days a copy of this Eligibility Notice signed by you and retain a copy of this Eligibility Notice, along with the Plan document, for your records.
By signing below, you acknowledge and agree that you are giving up any rights or benefits to which you otherwise may be entitled under Section 7.2 of the Executive Employment Agreement that you entered into with the Company dated May 6, 2016 and that such agreement shall be considered amended hereby in order to delete all references to Section 7.2 and any benefits, compensation or rights to which you may be entitled upon a termination of employment with the Company. Additionally, you acknowledge and agree that the Severance Agreement that you entered into with the Company dated May 6, 2016 shall be considered null and void (other than the Release Agreement attached thereto as Exhibit A which shall remain in effect and the consideration for which shall be your offer of eligibility in the Plan). Any benefits or rights to which you will be eligible upon a termination of employment shall be governed exclusively by the terms of the Plan – including all of its terms, conditions and definitions – and not by the Executive Employment Agreement and/or the Severance Agreement. You agree that the Company’s offer of eligibility in the Plan constitutes sufficient and valid consideration for your agreement to surrender any rights to which you may have been entitled under Section 7.2 of the Executive Employment Agreement and/or the Severance Agreement. The parties hereto agree that the remainder of the Executive Employment Agreement shall remain in effect. You acknowledge that you are making this decision without any advice or influence by the Company and that you have had the opportunity to consult with your legal, tax and financial advisors.

Arena Pharmaceuticals, Inc.: /s/ Michael E Paolucci Name: Michael E. Paolucci Title: EVP, Chief Human Resources Officer Eligible Employee: /s/ Amit D. Munshi Name: Amit D. Munshi Date: June 11, 2021